EXHIBIT 99.1

AERT Announces Exclusive Agreement With BlueLinx for Distribution of ChoiceDek(R) in the U.S.

SPRINGDALE, Ark., May 14, 2010 (GLOBE NEWSWIRE) -- Advanced Environmental Recycling Technologies, Inc. (OTCBB:AERT), a leading plastic recycler and manufacturer of Green building products, today announced it has entered into an exclusive agreement with BlueLinx Corporation for the distribution of AERT manufactured ChoiceDek® decking and accessories to Lowe's home improvement warehouses throughout North America. ChoiceDek has been sold exclusively through Lowe's stores since 2002 and in 2005 AERT was named Lowe's Lumber Supplier of the Year.

"BlueLinx is proud to be named Lowe's exclusive supplier for ChoiceDek," said George Judd, President and Chief Executive Officer of BlueLinx Corporation. "This multi-year agreement reinforces our long standing strategic relationship with Lowe's and we are excited about this new opportunity to distribute the ChoiceDek brand."

The agreement establishes BlueLinx as AERT's exclusive distributor for the proprietary ChoiceDek composite decking and railing system. BlueLinx will provide delivery to a network that encompasses nearly 1,700 Lowe's retail outlets through its state-of-the-art, nation-wide distribution system.

The multi-year supply agreement is for delivery of ChoiceDek products in a variety of unit sizes, including by the carton, and special order quantities.

"Both AERT and Lowe's have invested a significant amount of time and capital in the development of ChoiceDek, which has evolved into an innovative product line with great consumer value," stated AERT President, Tim Morrison.

AERT CEO, Joe Brooks, commented on the agreement stating, "AERT is looking forward to working with BlueLinx as we continue to introduce innovative products, grow ChoiceDek sales, and make improvements that will positively affect AERT and its associates and shareholders."

About Advanced Environmental Recycling Technologies, Inc.

Since 1989, AERT (OTCBB:AERT) has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek(r) decking, which is available in multiple colors and is sold in Lowe's Home Improvement stores nationwide. See http://www.choicedek.com for more information. AERT's MoistureShield(r) decking program is expanding and products are now available throughout the U.S. See http://www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, Arkansas and recently commenced operations at its Green Age recycling facility in Watts, Oklahoma. For more information on the Company, visit http://www.aertinc.com.

The AERT, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4905

Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as ``forward-looking statements'' within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2009.

CONTACT:  AERT, Inc.
          Katy Reagan
          479-203-5077
          katyreagan@aert.cc
          www.aertinc.com/ir